As filed with the Securities and Exchange Commission on July 28, 1999
                                                      Registration No. 333-78485
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              INTIMATE BRANDS, INC.

             (Exact name of Registrant as specified in its charter)

                Delaware                           31-1436998
       (State or jurisdiction of                (I.R.S. Employer
    incorporation or organization)              Identification No.)

                              Three Limited Parkway
                                 P.O. Box 16000
                               Columbus, OH 43216
                                 (614) 415-6900

               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

         Samuel P. Fried, Esq.                       Copy to:
         Intimate Brands, Inc.                  Sarah Jones Beshar
         Three Limited Parkway                 Davis Polk & Wardwell
            P.O. Box 16000                    450 Lexington Avenue
          Columbus, OH 43216                   New York, NY 10017
            (614) 415-6900                       (212) 450-4000


            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

   Approximate date of commencement of proposed sale
   to the public:                                    From time to time after
                                                     this Registration Statement
                                                     becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434,
   please check the following box.   |_|

                                                      CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                                               Proposed           Proposed
                                                                                                Maximum            Maximum
                   Title of Each Class                   Amount to be      Offering Price      Aggregate          Amount of
              of Securities to be Registered              Registered        Per Share (1)    Offering Price    Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value..................  750,000.shares        $51.1875        $38,390,625           $10,673
===============================================================================================================================
(1)   Based upon the average of the high and low prices in the daily composite list for transactions on the New York Stock Exchange on May 12, 1999 in
      accordance with Rule 457(c).

                              --------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS
Issued July 26, 1999

                             [Intimate Brands logo]

                                ----------------


                             DIRECT INVESTMENT PLAN

        750,000 Shares of Class A Common Stock, par value $.01 per share

      We are offering IBInvest direct, a direct stock purchase plan through which you can begin and build your ownership in our common stock and reinvest dividends. Under this plan,

      o shareholders who hold shares of our Class A common stock, $.01 par value in their name may enroll in the plan

      o you may become a shareholder by either investing at least $500 or by authorizing automatic withdrawals of at least $100 for five consecutive transactions

      o once enrolled, you may make additional investments of $100 or more up to $250,000 per year

      o you may elect to automatically reinvest your dividends to purchase additional shares of our Class A common stock

      o you may deposit your common stock certificates with the plan administrator for safekeeping

      o you may establish an Individual Retirement Account which invests in our common stock through the plan

      o   you will be required to pay certain fees in connection with the plan

      We have appointed First Chicago Trust Company of New York to administer this plan with EquiServe Limited Partnership to act as service agent. All plan purchases will be made by the plan administrator at 100% of the then current market price of our common stock, calculated as described in this prospectus, either in the open market or from Intimate Brands.

                               ------------------

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 26, 1999

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.



                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Where You Can Find More Information...........................................2
Intimate Brands, Inc..........................................................3
IBInvest direct...............................................................3
Enrollment Procedures.........................................................3
Methods of Investment.........................................................4
Dividends.....................................................................5
Purchase of Intimate Brands Common Stock......................................5
Sale of Intimate Brands Common Stock..........................................6
Discontinue or Change Plan Participation......................................6
Certificate Safekeeping.......................................................6
Transfer of Shares and Gifts..................................................7
Service Fees..................................................................7
Reports to Participants.......................................................8
Stock Splits; Stock Dividends; Other Distributions............................8
Rights of Participants........................................................8
Responsibility of EquiServe and Intimate Brands...............................8
Modification or Termination of the Plan.......................................9
Interpretation of the Plan....................................................9
Governing Law.................................................................9
Change of Eligibility; Termination............................................9
U.S. Federal Income Taxation..................................................9
Use of Proceeds..............................................................11
Plan of Distribution.........................................................11
Legal Matters................................................................11
Experts......................................................................11
Inquiries....................................................................11

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov.

      This prospectus constitutes part of a registration statement on Form S-3 filed with the Commission under the Securities Act of 1933 (the "Securities Act"). It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with respect to Intimate Brands, Inc. and the shares of common stock offered hereby. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Form 10-K for the fiscal year ended January 30, 1999 and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

      You may request a copy of these filings at no cost, by writing or telephoning Intimate Brands, Inc., Three Limited Parkway, P.O. Box 16000, Columbus, OH 43216, telephone number (614) 415-6900.

                              INTIMATE BRANDS, INC.

      Intimate Brands, Inc. purchases, distributes and sells intimate and other women's apparel and personal care products. Through widely recognized brand names such as Victoria's Secret and Bath & Body Works, we operate over 1,800 specialty stores and distribute our products through the Victoria's Secret Catalogue and over the Internet. Our apparel merchandise is targeted to appeal to customers in specialty markets who have distinctive consumer characteristics. We offer a broad range of products, including lingerie, hosiery, swimwear, accessories, beauty products, shoes, women's apparel and specialty gift items.

      Our principal executive offices are located at Three Limited Parkway, P.O. Box 16000, Columbus, OH 43216 and our telephone number is (614) 415-6900.

                                 IBINVEST DIRECT

      Purpose. IBInvest direct is an investor service plan through which you can begin and build your ownership of our common stock and reinvest dividends.

      Administration. We have appointed First Chicago Trust Company of New York to administer the plan, with EquiServe Limited Partnership as service agent. First Chicago and EquiServe will be jointly referred to as "EquiServe" in this prospectus. EquiServe will purchase and hold shares of stock acquired under the plan, maintain records, send statements of account to participants, and perform other duties related to the plan.

      Eligibility. Any person or entity is eligible to participate in the plan provided that (i) such person or entity fulfills the requirements described below under "Enrollment Procedures" and (ii) in the case of foreign investors, participation is limited to shareholders whose participation would not violate local laws and regulations.

      Regulations in certain countries may limit or prohibit participation in this type of plan. Therefore, if you reside outside the U.S. and wish to participate in the plan, you should first determine whether you are subject to any governmental regulations prohibiting your participation.

      Ownership of Shares. The shares of our common stock you choose to hold under the plan are recorded in electronic registration (also known as book-entry or uncertificated) form. You are the beneficial owner of your electronically registered shares and enjoy the same shareholder benefits as you would if you held a certificated share, except that you will not be subject to the risk of certificate theft, loss or misplacement.

                              ENROLLMENT PROCEDURES

      Shareholders. Shareholders who hold shares of Intimate Brands common stock registered directly in their name may participate in the plan by using any plan service at any time.

      Non-shareholders. To participate in the plan, non-shareholders must make an initial investment of at least $500 by check or money order or authorize automatic investments of at least $100 per transaction for a minimum of five consecutive transactions. See "Methods of Investment--Automatic Investment" on page 4.

      "Street Name" Holders. If your shares of common stock are held on your behalf registered in the name of a bank, a broker, a trustee or other agent, you may transfer your shares to a plan account by directing such agent to register the shares directly in your name in direct registration book-entry form.

      Individual Retirement Accounts. Individuals may establish an IRA which invests in Intimate Brands common stock through the plan by either (1) returning a completed IRA Enrollment Form and making an initial investment to the IRA of at least $500 or (2) transferring funds from an existing IRA account that have a fair market value of $500 on the enrollment date and completing an IRA Enrollment Form and an IRA Transfer Form. These forms and a disclosure statement are available from EquiServe by calling 1-800-597-7736. You will be charged an annual fee of $35 for this service.

      Share Certificate Conversion. You may convert certificated shares of our common stock to uncertificated shares for credit to your account by using a brown, pre-addressed envelope, available from EquiServe upon request, to enclose your certificate(s), placing first class postage on the envelope (required by insurance) and mailing it to EquiServe. Your certificate(s) are automatically insured up to a current market value of $25,000. Stock certificates sent to EquiServe for deposit should not be endorsed. You will promptly receive a transaction advice confirming each certificate conversion and credit.

      If you do not use the special brown pre-addressed envelope provided by EquiServe, certificates (unendorsed) should be sent to the address listed under the Section "Inquiries" on page 11, via registered mail, return receipt requested and insured for possible mail loss for 2% of the market value (a minimum stated value of $20); this represents the cost to you of replacing the certificates if they are lost in the mail.

      Certificate Request. You may also ask for a certificate for any of your whole book-entry shares from the plan by contacting EquiServe. EquiServe will promptly send you a certificate for the number of full shares you specify. For information on how to withdraw from the plan entirely, see "Discontinue or Change Plan Participation" on page 6.

      You will be charged fees for participating in the plan. See "Service Fees" on page 7.

                              METHODS OF INVESTMENT

      Your total annual investments under the plan, including automatic investments, may not exceed $250,000 per calendar year and must be made in U.S. dollars. For the purpose of applying this limit, all additional investments during any calendar year (including automatic ongoing investments and your initial investment, but excluding dividend reinvestments and share deposits) are aggregated. No interest will be paid on amounts held by EquiServe pending investment.

      Check Investment. Participants may invest through the plan by mailing a check or money order for at least $100, payable to "First Chicago Trust-- Intimate Brands", to EquiServe with the detachable transaction form from an account statement or transaction advice. Purchase orders are scheduled for processing at least once a week. Upon settlement, EquiServe will credit your account with the appropriate number of full and fractional shares. All of your money will be invested less applicable fees and commissions.

      Automatic Investment. Automatic investment enables you to pre-authorize EquiServe to make periodic electronic withdrawals (via Automatic Clearing House Debit) of at least $100 from your checking or savings account with a U.S. financial institution to initially enroll or to purchase additional shares of common stock under the plan. This permits you to make regular investments in an amount and on a schedule you choose without the inconvenience of writing and mailing checks.

      To authorize automatic investments, you must complete and sign an Authorization Form for Automatic Deductions and return it to EquiServe. Authorization forms will become effective as promptly as practicable and, after initiated, funds will be drawn on either the 1st or 15th (or both) of each month (whichever date(s) you designate), or if the date falls on a bank holiday, the next business day. Funds will normally be invested within five business days. You should allow four to six weeks for the first automatic investment to be initiated.

      You may change or terminate automatic investments by notifying EquiServe in writing at least six business days prior to the date of the next automatic investment.

                                    DIVIDENDS

      This feature provides you with an efficient and convenient way to increase your investment in our common stock. If you are a new investor in our common stock, any dividends you receive on your shares will be automatically reinvested to purchase additional shares.

      If you already are a shareholder of record, you may use your dividends on all or a specified number of your shares held under the plan to purchase additional shares of our common stock.

      To arrange for the reinvestment of dividends, simply complete and return a Dividend Reinvestment Authorization Form available from EquiServe. You may choose either full or partial reinvestment.

      Full Reinvestment. Dividends on all shares you hold that are identically registered and have the same account number will be reinvested in additional shares of our common stock.

      Partial Reinvestment. Dividends on only a specified number of shares you hold that are identically registered and have the same account number will be sent to you by check or deposited into your bank account. The balance of your dividend will automatically be reinvested in additional shares of our common stock.

      You may change your reinvestment option at any time. Dividends can be reinvested on either certificated or uncertificated shares.


                    PURCHASE OF INTIMATE BRANDS COMMON STOCK

      At our discretion, plan shares will be purchased by EquiServe either on the open market or directly from Intimate Brands. Shares purchased by EquiServe on the open market may be made on any stock exchange in the U.S. where the common stock is traded, in the over-the-counter market, or by negotiated transactions on such terms as EquiServe may reasonably determine at the time of purchase. Any shares purchased by EquiServe from Intimate Brands will be made in accordance with applicable requirements. Neither Intimate Brands nor any participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

      Purchases will be made weekly, but may be made more frequently when practicable. If any such date is a day when the New York Stock Exchange is not open, purchases will be made the next business day. The price you will be charged for shares purchased under the plan will be 100% of the average price. When common stock is purchased on the open market, the average price will be the weighted average purchase price of shares purchased on that date. In the case of purchases from Intimate Brands, the average price is determined by averaging the high and low sales prices of common stock as reported on the New York Stock Exchange Composite Tape on that date.

      You will be charged fees to purchase shares of common stock under the plan. See "Service Fees" on page 7.

                      SALE OF INTIMATE BRANDS COMMON STOCK

      Both participants and non-participants who hold shares in safekeeping may sell some or all of the whole shares held in your account by calling EquiServe at 1-800-317-4445 or through the Internet Account Access facility at www.equiserve.com. You may also mail your request by completing and returning the appropriate section of a transaction form provided with each statement and transaction advice to EquiServe. Certificated shares that are converted to uncertificated shares and credited to your account may be sold through the plan.

      EquiServe, at its discretion, will process your sale order promptly, generally on a daily basis, at 100% of the then current market price of the common stock, provided that instructions are received before 1:00p.m. U.S. Eastern Time on a business day during which EquiServe and the relevant securities market are open. The proceeds of the sale, less applicable fees and commissions, will be sent to you by check upon settlement. For a schedule of fees applicable to sales of shares of common stock under the plan, see "Service Fees" on page 7.

                    DISCONTINUE OR CHANGE PLAN PARTICIPATION

      You may discontinue participation in the plan at any time by ceasing to use any of the plan services such as dividend reinvestment or purchase of shares through the plan. Contact EquiServe to change your reinvestment options or to stop purchase of additional shares by automatic withdrawal. Shares of common stock held in your plan account will be transferred to a book-entry account maintained by EquiServe unless you request that EquiServe either (i) send you a certificate for the number of whole shares held in the plan account and a check for the value of any fractional shares (based on 100% of the then current market price of the common stock, less applicable fees); or (ii) sell all shares in your account as described under "Sale of Intimate Brands Common Stock."

      Certificates requested will be issued in the name or names in which the account is maintained, unless otherwise instructed. If the certificate is to be issued in a name other than that on the participant's account, the signature(s) on the instructions or stock power must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee program. No certificates will be issued for fractional shares.

      EquiServe will process instructions to stop dividend reinvestment and return any uninvested funds to you as soon as practicable, without interest. If such instructions are received on or after an ex-dividend date but before the related dividend payment date, the request will be processed as described above and a separate dividend check will be mailed to you as soon as practicable following the payment date. Thereafter, you will receive dividends in cash unless and until you instruct EquiServe otherwise.

                             CERTIFICATE SAFEKEEPING

      Both participants and non-participants may deposit some or all of their certificates with EquiServe for safekeeping. Shares deposited will be credited to the individual's account as maintained by EquiServe. By using the plan's safekeeping service, shareholders no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. Shareholders using this service who are not plan participants will receive dividends in cash until they enroll in the plan. Shares held in safekeeping may be sold or transferred as described in "Sale of Intimate Brands Common Stock" and "Transfer of Shares and Gifts."

      To deposit certificates in the plan's safekeeping service, shareholders should send their certificates by registered and insured mail to EquiServe with written instructions to deposit such shares. The certificates should not be endorsed and the assignment section should not be completed. For more detailed instructions on sending the certificates, see "Enrollment Procedures-- Share Certificate Conversion."

                          TRANSFER OF SHARES AND GIFTS

      You have full control over the shares credited to your account under the plan and can transfer or dispose of them at any time. You may transfer your plan shares to the broker of your choice by calling or writing EquiServe. Within two business days of EquiServe's receipt of your request, a certificate will be issued and mailed to you or your broker, at your option. Alternatively, your plan shares may be transferred directly to your brokerage account through the Direct Registration System by completing an Authorization to Provide Broker/Dealer Information Form. This form is available through your broker or from EquiServe.

      You may also transfer the ownership of some or all of your plan shares or shares held in safekeeping by sending EquiServe written and signed transfer instructions. Shares may be transferred to new or existing shareholders; new shareholders will be enrolled in the plan and will receive an account statement showing the transfer of those shares.

      If your shares of our common stock are held by a bank, broker, trustee or other agent in street or nominee name, you may participate in the plan by instructing such agent to have some or all of your shares transferred into your name in direct registration book-entry form.

                                  SERVICE FEES

      You will be charged a service fee and brokerage commissions for certain account transactions. Brokerage commissions represent compensation to the broker or bank for executing open market transactions. EquiServe will operate through a registered broker, which may or may not be affiliated with EquiServe. The current service fees and transaction costs are as follows:

================================================================================

Initial Investment Fee*                                      $10.00
On-going Investment Fees*
     via check                                               $5.00
     via Automatic Investment (via ACH Debit)                $2.00
Dividend Reinvestment Fee                                    5% of the amount to
                                                             be reinvested, up
                                                             to a maximum of
                                                             $3.00
Sales Fee**                                                  $15.00
Fee for Bounced Checks or Rejected Automatic Investments     $25.00
Annual IRA Fee                                               $35.00

================================================================================
          * Plus brokerage commission of $.03 per share.
          ** Plus brokerage commission of $.12 per share.

      EquiServe will deduct the applicable transaction processing fees from the funds received for investment or the payment of dividends. The sales fee will be deducted from proceeds of a sale. EquiServe will charge applicable fees for IRA accounts as described in the disclosure statement. If not paid separately, the annual IRA fee will be deducted from the participant's initial investment. Thereafter, if not paid separately, the annual IRA fee will be deducted from the participant's plan account by selling sufficient shares to cover the fee.

                             REPORTS TO PARTICIPANTS

      EquiServe will establish and maintain a separate account under the plan for each participant. Promptly after you purchase, sell or deposit your shares through the plan, you will receive a transaction advice with the details of the transaction. After each dividend reinvestment, you will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased and your total plan shares. This statement will also show year-to-date account activity, including purchases, sales, transfers, certificate holdings, certificate deposits or withdrawals and dividend reinvestment payments. This will enable you to review your complete plan and certificated holdings at a glance.

      On each statement and transaction advice, you will find general information relating to the plan, such as how to buy or sell shares through the plan and where to call or write for additional information. You will also receive a comprehensive year-end statement summarizing activity in your account for the entire year, which may be helpful for record-keeping and tax purposes.

               STOCK SPLITS; STOCK DIVIDENDS; OTHER DISTRIBUTIONS

      In the event dividends are paid on our Class A common stock, or if our Class A common stock is distributed in connection with any stock split or similar transaction, each account shall be adjusted to reflect the receipt of the common stock so paid or distributed.

                             RIGHTS OF PARTICIPANTS

      All common stock purchased and/or held under the plan will be held by EquiServe, registered in a nominee name, as custodian. You will receive all reports distributed to Intimate Brands shareholders, as well as proxy materials, including a proxy for shares of common stock held in your plan account, relating to any annual or special meeting of Intimate Brands common shareholders. For each meeting of shareholders, you will receive a proxy for the total number of whole shares held by you under the plan. If you fail to vote your plan shares prior to the fifth day before a shareholder meeting, EquiServe will vote them in accordance with the majority of plan shares voted by participants of the plan.

                 RESPONSIBILITY OF EQUISERVE AND INTIMATE BRANDS

      Neither Intimate Brands nor EquiServe will be liable for any act done in good faith or for any good faith omission to act, including without limitation, the failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, or any act or omission to act with respect to the prices at which shares are purchased or sold for a participant's account or the times at which such purchases or sales are made.

      Each participant should recognize that neither Intimate Brands nor EquiServe can assure a profit or protect against a loss on shares purchased under the plan. The establishment and maintenance of the plan by Intimate Brands does not constitute an assurance with respect to either the value of Intimate Brands common stock or whether Intimate Brands will continue to pay dividends on its common stock or at what rate.

                     MODIFICATION OR TERMINATION OF THE PLAN

      We may modify, suspend or terminate the plan at any time in whole, in part, or with respect to certain participants. We will send notice of any such modification, suspension or termination to all affected participants. No modification, suspension or termination will affect previously executed transactions. We also reserve the right to adopt or change, from time to time, any administrative procedure or feature of the plan, as we determine necessary or desirable for the administration of the plan.

                           INTERPRETATION OF THE PLAN

      We may in our absolute discretion interpret and regulate the plan as deemed necessary or desirable in connection with the operation of the plan and resolve questions or ambiguities concerning the various provisions of the plan.

                                  GOVERNING LAW

      The plan shall be governed by and construed in accordance with the laws of the State of Ohio.

                       CHANGE OF ELIGIBILITY; TERMINATION

      EquiServe will from time to time review the status of participants to determine whether they continue to be eligible to participate in the plan. If EquiServe determines that a participant no longer qualifies in any of the categories listed above under "IBInvest direct-- Eligibility," or if the plan is terminated for any reason whatsoever, EquiServe will so notify the participant in writing. Not later than 30 days following such notice, EquiServe will transfer all shares of common stock in the participant's plan account to book-entry, unless the participant requests that EquiServe (i) send the participant a certificate for the number of whole shares held in the plan account and a check for the value of any fractional shares (based on the then current market price, less applicable fees); or (ii) sell all shares in the plan account in the manner described under "Sales of Intimate Brands Common Stock." If a participant's account is inactive over a long period of time and consists of only a fractional share, EquiServe may close such account by notifying this participant in writing and sending a check for the value of the fractional share based on the last sale price for any whole shares sold under the plan.

                          U.S. FEDERAL INCOME TAXATION

      This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you as a participant in the plan. In addition, special tax considerations may apply to certain participants, such as those participating through an IRA. Therefore, you are urged to consult your tax advisor regarding the tax consequences of participation in the plan, including the consequences under the laws of any state, local or foreign jurisdiction.

      Reinvested Dividends. For U.S. federal income tax purposes, you will be treated as having received dividends reinvested under the plan, and you will receive an annual statement from EquiServe indicating the amount of dividends reported to the Internal Revenue Service as dividend income and the amount, if any, of tax withheld.

      Withholding on Dividends Paid to Non-U.S. Participants. Dividends paid (or treated as paid) by a U.S. corporation to a "Non-U.S. Holder" generally are subject to withholding tax at a 30% rate, or a lower rate if specified by an applicable income tax treaty. For purposes of this discussion "Non-U.S. Holder" means a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust. Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business within the United States are not subject to 30% withholding if a Form W-8ECI (or, through December 31, 2000, Form 4224) is filed with the withholding agent. Effectively connected income, net of certain deductions and credits, is generally taxed at the same graduated rates applicable to U.S. persons. Corporate Non-U.S. Holders may also be subject to a branch profits tax with respect to dividends that are effectively connected with the conduct of a trade or business in the United States.

      EquiServe will be required to withhold tax on dividends paid to Non-U.S. Holder plan participants in accordance with applicable regulations. Accordingly, the amount of dividends credited to participant plan accounts for investment in additional shares of common stock will be net of the applicable withholding tax. EquiServe will also be required to report annually to the Internal Revenue Service the amount of dividends paid, the name and address of the plan participant, and the amount, if any, of tax withheld. Copies of the information returns may be made available to the tax authorities in the plan participant's country of residence under a tax treaty or information exchange agreement.

      Regulations applicable to dividends paid after December 31, 2000, will require Non-U.S. Holders entitled to a reduced rate of withholding under a treaty to certify their status on Form W-8BEN. These regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a non- U.S. entity should be treated as paid to the entity or those holding an interest in that entity.

      Disposition of Common Stock by Non-U.S. Participants. A Non-U.S. Holder plan participant generally will not be subject to U.S. federal income tax (although backup withholding requirements may apply) with respect to gain realized on a sale or other disposition of shares unless:

      o the gain is effectively connected with a trade or business of the plan participant in the United States,

      o the plan participant is an individual who holds his shares as a capital asset, is in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or

      o Intimate Brands is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such plan participant's holding period. Intimate Brands is not, and does not anticipate becoming, a U.S. real property holding corporation.

      Backup Withholding and Information Reporting. EquiServe will generally be required to report certain information to the Internal Revenue Service and to withhold tax at the rate of 31% from the amount of any dividends (including dividends paid to a Non-U.S. Holder plan participant at an address within the United States) as well as from the proceeds of any sale of shares in the plan if
(i) you fail to furnish a valid taxpayer identification number ("TIN") to EquiServe, (ii) you fail to certify to EquiServe that you are not subject to information reporting and backup withholding, or (iii) the Internal Revenue Service notifies Intimate Brands that you are subject to information reporting and backup withholding. Under currently applicable rules, backup withholding generally does not apply to dividends paid to a Non-U.S. Holder at an address outside the United States. Regulations applicable to dividends paid after December 31, 2000, however, require that all Non-U.S. Shareholders meet applicable certification requirements to avoid backup withholding on dividends. The withheld amounts will be deducted from the amount of dividends or the proceeds of any sale and the remaining amount will be reinvested, in the case of dividends, or sent to the participant in the case of sale proceeds.

      Application of Federal Estate Tax to Non-U.S. Participants. An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in shares will be required to include the value of those shares in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 USE OF PROCEEDS

      We will receive proceeds from the sale of our common stock purchased by the plan from us. The proceeds we receive from such sales shall be used for general corporate purposes. We will not receive any proceeds from purchases of our common stock by the plan in the open market.

                              PLAN OF DISTRIBUTION

      Common stock offered pursuant to the plan will be purchased in the open market or, at our option, directly from us. Unless otherwise authorized or directed by our officers, EquiServe may make purchases of our common stock on any securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions.

                                  LEGAL MATTERS

      The legality of the common stock covered hereby has been passed upon for us by Davis Polk & Wardwell. Davis Polk & Wardwell has from time to time provided legal advice to us.

                                     EXPERTS

      The consolidated financial statements of the Company incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended January 30, 1999, have been so incorporated by reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                    INQUIRIES

      All correspondence and written inquiries should be directed to The DirectSERVICE Investment Program For Shareholders of Intimate Brands, c/o EquiServe Company, P.O. Box 2508, Jersey City, New Jersey 07303-2508, and should include the transaction form, found at the bottom of each account statement, or a letter which includes the participant's account number and refers to IBInvest direct and a daytime telephone number.

      Telephone inquiries regarding plan accounts may be directed to the Shareholder Customer Service at 1-800-317- 4445. Customer service representatives are available between 8:30 a.m. and 7:00 p.m. Eastern Time each business day.

An automated voice response system is available 24 hours a day.

      Internet inquiries will be responded to within one business day. The EquiServe Internet address is "www.equiserve.com" and Intimate Brands' email address at EquiServe is "FCTC@em.fcnbd.com."

      Program Material. Program materials are available over the Internet at the EquiServe website or by calling 1-800- 1-800-955-4745 (TDD: 1-201-269-5221 for hearing impaired). You may also enroll electronically over the Internet. For application and/or information regarding the IRA Program, please visit the EquiServe website or call 1-800-597-7736.

      Language Translation Service. Language translation service for over 140 languages to support the needs of Intimate Brands' shareholders is available at 1-800-317-4445.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      All amounts are estimated except for the SEC filing fee.

          SEC filing fee.....................................      10,673
          Accounting fees and expenses.......................       2,000
          Legal fees and expenses............................      50,000
          Blue Sky fees and expenses.........................       5,000
          Printing and distribution costs....................      75,000
          Miscellaneous......................................       5,000
                                                                ---------
               Total.........................................     147,673
                                                                =========


      Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the officer or director acted in good faith and in an manner that he reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the officer or director must also have had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify an officer or director in a derivative suit if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, unless the officer or director is found liable to the corporation. However, if the Court of Chancery or the court in which such action or suit was brought determines that the officer or director is fairly and reasonably entitled to indemnity, then the Court of Chancery or such other court may permit indemnity for such officer or director to the extent it deems proper.

      The registrant's Bylaws provide generally that the registrant shall indemnify its present and past directors and officers to the fullest extent permitted by the laws of Delaware as they may exist from time to time. Directors and officers of the registrant and its subsidiaries are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal. The registrant's Bylaws also provide that indemnification thereunder is not exclusive, and the registrant may agree to indemnify any person as provided therein. The registrant is a party to indemnification agreements with its directors and officers. The agreements provide that the registrant will indemnify such directors and officers to the fullest extent permitted by applicable law, and require the registrant to maintain directors' and officers' liability insurance at the level in effect when the relevant indemnification agreement was executed and to advance expenses upon the request of an officer or director.

      The registrant's Certificate of Incorporation provides that directors of the registrant shall not be held personally liable to the registrant or its stockholders for monetary damages arising from certain breaches of their fiduciary duties. The provision does not insulate directors from personal liability for (i) breaches of their duty of loyalty to the registrant or its stockholders, (ii) acts or omissions not taken in good faith or that involve intentional misconduct or knowing violation of law, (iii) transactions in which the director derives any improper personal benefit or (iv) unlawfully voting to pay dividends or to repurchase or redeem stock.

      The registrant maintains insurance policies providing for indemnification of directors and officers and for reimbursement to the registrant for monies which it may pay as indemnity to any director or officer, subject to the conditions and exclusions of the policies and specified deductible provisions.

      These summaries are subject to the complete text of the Delaware statute, the registrant's Certificate of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

      Item 16.  EXHIBITS

        Exhibit
        -------

        5* Opinion of Davis Polk & Wardwell as to the legality of securities.

        23.1*     Consent of PricewaterhouseCoopers LLP.

        23.2 Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 5).

        24*       Powers of Attorney of certain officers and directors.

        99 Intimate Brands, Inc. Direct Investment Program. Set forth in full in the prospectus included as Part I of this registration statement.

------------
* Filed previously.


      Item 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be the initial bona fide offering thereof.

      Insofar as indemnification of liabilities arising under the Securities Act may be permitted of directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbus, State of Ohio, on May 14, 1999.


                                      INTIMATE BRANDS, INC.

                                      By /s/ Philip E. Mallott
                                         -----------------------------
                                         Philip E. Mallott
                                         Vice President Finance and
                                         Chief Financial Officer



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on May 14, 1999.

SIGNATURE                              TITLE

                                       Chairman of the Board of Directors,
*                                      President and Chief Executive Officer
-------------------------------
Leslie H. Wexner


*                                      Director and Vice Chairman
-------------------------------
Kenneth B. Gilman


*                                      Director
-------------------------------
Roger D. Blackwell


*                                      Director
-------------------------------
Cynthia A. Fields


*                                      Director
-------------------------------
E. Gordon Gee


*                                      Director
-------------------------------
William E. Kirwan


*                                      Director
-------------------------------
Grace A. Nichols


*                                      Director
-------------------------------
Beth M. Pritchard


*                                      Director
-------------------------------
Donald B. Shackelford


*                                      Director
-------------------------------
Alex Shumate

*The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors of the registrant pursuant to powers of attorney executed by such directors.

By  /s/ Kenneth B. Gilman
    -------------------------
    Kenneth B. Gilman
    Attorney-in-fact